Exhibit 21.1
USERTESTING, INC.
SUBSIDIARY LIST

Name of Subsidiary	Jurisdiction
Human Insights Canada, Inc. d/b/a UserTesting Canada	Canada
USER TESTING LIMITED	United Kingdom
USER TESTING SINGAPORE PTE. LTD.	Singapore
Teston AS	Norway
Teston Sweden AB	Sweden
Teston GmbH	Germany